SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     THE UNDERSIGNED INVESTMENT COMPANY HEREBY NOTIFIES THE SECURITIES AND EXCHANGE COMMISSION THAT IT REGISTERS UNDER AND PURSUANT TO THE PROVISIONS OF
SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940 AND IN CONNECTION WITH SUCH NOTIFICATION OF REGISTRATION SUBMITS THE FOLLOWING INFORMATION:


NAME:          CALVERT  2000  SERIES,  INC.
               ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE
               (NO.  & STREET, CITY, STATE ZIP CODE):


               4550  MONTGOMERY  AVENUE,
               SUITE  1000N
               BETHESDA, MD  20814

TELEPHONE NUMBER (INCLUDING AREA CODE): (301)  951-4881

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:


              WILLIAM  M.  TARTIKOFF
              4550  MONTGOMERY  AVENUE
              SUITE  1000N
              BETHESDA,  MD  20814

CHECK  APPROPRIATE  BOX:


     REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940 CONCURRENTLY WITH THE FILING OF FORM
     N-8A:  YES  [    ]**  NO  [ X ]


ITEM  1.     EXACT NAME OF REGISTRANT:     CALVERT  2000  SERIES,  INC.

ITEM  2.     NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED AND
             THE DATE OF SUCH ORGANIZATION:     MARYLAND  (TO  BE  FILED)

ITEM  3.     FORM OF ORGANIZATION OF REGISTRANT:     CORPORATION

ITEM  4.     CLASSIFICATION OF REGISTRANT:     MANAGEMENT  COMPANY

ITEM  5.     (A)   STATE WHETHER REGISTRANT IS AN OPEN-END OR CLOSED-END
                   COMPANY:     OPEN  END

             (B) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY: DIVERSIFIED

ITEM  6.     NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT:

                       CALVERT ASSET MANAGEMENT COMPANY, INC.
                       4550 MONTGOMERY AVENUE
                       SUITE 1000N
                       BETHESDA, MARYLAND 20814

ITEM 7. IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS, STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OR
             REGISTRANT:

             THE ARTICLES PROVIDE FOR TWO INITIAL DIRECTORS. THEY  ARE:

                       BARBARA J. KRUMSIEK (ALSO  AN  OFFICER)
                       4550 MONTGOMERY  AVENUE
                       SUITE 1000N
                       BETHESDA, MARYLAND 20814

                       WILLIAM M. TARTIKOFF (ALSO AN OFFICER)
                       4550 MONTGOMERY AVENUE
                       SUITE 1000N
                       BETHESDA, MARYLAND 20814

             PRIOR TO THE EFFECTIVE DATE, ADDITIONAL DISINTERESTED DIRECTORS WILL BE ADDED TO COMPLY WITH SECTION 10 OF THE INVESTMENT COMPANY OF 1940.

             OTHER OFFICERS INCLUDE:

                        SUSAN WALKER BENDER (SECRETARY)
                        4550 MONTGOMERY AVENUE
                        SUITE 1000N
                        BETHESDA, MARYLAND  20814

ITEM  8.     IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A
             BOARD  OF  DIRECTORS:          NOT  APPLICABLE

ITEM  9.     (A)  STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING
                  ITS SECURITIES TO THE PUBLIC DIRECTLY TO  THE  PUBLIC:  NO

             (B) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER: NOT APPLICABLE

             (C)  IF THE ANSWER TO ITEM 9(A) IF "NO" AND THE ANSWER TO
                  ITEM 9(B) IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSED TO MAKE A PUBLIC OFFERING OF ITS
                  SECURITIES:     YES

             (D)  STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY
                  ISSUED AND OUTSTANDING:    NO

             (E)  IF THE ANSWER TO ITEM 9(D) IS "YES" STATE THE NUMBER OF
                  BENEFICIAL OWNERS:     NOT  APPLICABLE

ITEM  10.     STATE THE CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS:     $0

ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS SMALL BUSINESS INVESTMENT COMPANY
              UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958:          NO

ITEM 12. ATTACH AS AN EXHIBIT A COPY OF THE REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY: NOT APPLICABLE


     PURSUANT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF OF THE CITY OF BETHESDA, AND STATE OF MARYLAND ON THE 30th DAY IN
March 2000


[SEAL]                              SIGNATURE  CALVERT  2000  SERIES,  INC.
                                   (NAME  OF  REGISTRANT)


                                    BY  /s/Susan Walker Bender
                                        Susan Walker Bender,  Officer
                                        (NAME  OF  DIRECTOR,  TRUSTEE  OR
                                          OFFICER  SIGNING  ON  BEHALF  OF
                                          REGISTRANT)

ATTEST /s/Ivy Wafford Duke
       NAME:  Ivy Wafford Duke

     ASSISTANT  SECRETARY
          TITLE